NewsLine
September 27, 2019
TO ALL MEMBERS:

FHFA SUPERVISORY LETTER ISSUED
AFFECTING LONG-TERM LIBOR LINKED ADVANCES

The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.
As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into most new LIBOR referenced instruments with maturities beyond December 31, 2021. This change will impact FHLB Cincinnati’s ability to offer certain Advance products with maturities beyond December 31, 2021, including:

•	LIBOR Advances

•	Putable Advances

•	Any Advance products with embedded LIBOR based options
Members that currently have these types of Advances will not see a change in their Advance index on March 31, 2020 as a result of this supervisory action. Short-term Advances with maturities before December 31, 2021 will still be able to be offered after March 31, 2020.
The FHFA has also directed the FHLBanks to update their pledged collateral certification reporting requirements by March 31, 2020 in an effort to encourage members to distinguish LIBOR-linked collateral maturing past December 31, 2021.
The full letter from the FHFA is available for your reference here:
www.fhfa.gov/SupervisionRegulation/LIBORTransition
The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLB has developed a multi-year plan to reduce its LIBOR exposures over time. As FHLB Cincinnati prepares for this transition, we want to ensure that you, our members, are as prepared as possible. Visit the FHLB Cincinnati’s LIBOR Transition website for information and additional resources to help you navigate this transition.
If you have questions about this recent change or would like more information on the LIBOR transition, please contact Tami Hendrickson, SVP Treasurer, at libortransition@fhlbcin.com or your Relationship Manager.